Exhibit 99.1

Dr. Göran Skog Joins Content Checked’s Board of Directors

LOS ANGELES, CA – April 21, 2016 – Content Checked Holdings, Inc. (OTCQB: CNCK) (the “Company”), a creator of mobile applications for people with dietary restrictions, today announced that Dr. Göran Rune Skog, an accomplished physician with more than 35 years of experience in the field of medicine, has been elected to the Company’s board of directors.

“Dr. Goran Skog brings considerable medical and nutritional experience, as well as specialty in orthopedic medicine, physical medicine, research and surgery, invasive pain management and rehabilitation. He has worked in a number of leading Scandinavian medical centers, was the team physician for the Swedish Olympic and national sports teams and has been responsible for pre-season training and dietary optimization for world-class athletes. Goran understands the critical role that nutrition plays in everyday life and knows nutrition strategies that really make sense,” said Kris Finstad, the Company’s CEO and President. “We look forward to benefiting from Goran’s medical and nutritional experience as well as his knowledge and medical community network.”

“We were determined to find a board member with all of the attributes that Goran embodies and we are proud to welcome such an outstanding individual and leading medical authority to our board,” continued Mr. Finstad. “I am confident that Goran is going to make a significant and positive impact on our Company.”

“I have a long-term interest in nutritional, dietary, medical technology and the process of guiding innovative companies to make a positive impact in people’s lives, hit business milestones and expand into new markets,” said Dr. Goran Skog. “I am excited by what Content Checked has accomplished and I am honored to be joining their board.”

Dr. Skog is a distinguished physician, specializing in orthopedic medicine, physical medicine, research and surgery, invasive pain management and rehabilitation. He currently serves as the Head of Spine Treatment Unit at the NIMI Hospital in Oslo, Norway. He maintains a private practice in central Stockholm, Sweden and serves as the Associate Professor at Cedarcrest Hospitals in Abuja, Nigeria. Dr. Skog previously served as the CEO and director of the Swedish Orthopedic Medicine Society and has performed research focusing on percutaneous disc surgery, knee and hip cartilage arthrosis and rehabilitation, and disc nutrition via micro-dialysis as related to low back pain. He formerly served as the physician for the Swedish National Alpine Ski and Winter Olympic teams and as the medical director for the Swedish Ski Areas Organization, the Alpine Search & Rescue of Sweden and Sea Search & Rescue of Sweden. Dr. Skog currently serves on the board of directors of Active Life Foundation, SEB (Skandinaviska Enskilda Banken). Dr. Skog received a Bachelor of Science in Psychology from the University of Stockholm, BS in Zoology from the University of Tulsa and Doctor of Medicine from the Oklahoma State University.

About Content Checked Holdings, Inc.

Content Checked Holdings, Inc. (www.contentchecked.com) has created a revolutionary marketplace for people with dietary restrictions and the organizations who cater to them by creating and introducing the ContentChecked, MigraineChecked and SugarChecked smartphone applications. ContentChecked and MigraineChecked are the first applications with comprehensive and accurate content information, and in-depth allergen and migraine definitions for over 70% of conventional U.S. food products.

Each app gives consumers the ability to scan a product’s bar code and determine if it is safe for consumption based on their allergy settings. The apps will recommend a suitable alternative if a product does contain one or more of a user’s allergens. This enables the applications to meet the needs of millions of people in the U.S. In the U.S. alone, there are more than 15 million people who suffer from food allergies and 38 million people who suffer from migraines and chronic headaches. The food allergy and intolerances market has been valued at approximately US$13 billion in 2015. As a result, the Company has created a pivotal way for food manufacturers and producers to showcase their products to consumers who are actively seeking them at the point of purchase.

The Company has created a robust database of allergens, migraine triggers and food ingredients that directly correlate with food allergies, intolerances, migraines and chronic headaches. There are currently hundreds of thousands of products in its database, updated regularly. All applications serve as easy shopping tools for consumers to decipher often misleading food labels and receive recommendations for healthier alternative products as they shop in real time. The Company’s mission is to offer fast, reliable and efficient mobile apps that help consumers make more informed purchasing decisions and live healthier lives in accordance to their dietary preferences.

For more information on the Company, please visit its social media channels via Facebook (www.facebook.com/contentchecked), (www.facebook.com/migrainechecked) and (www.facebook.com/sugarchecked); Instagram (www.instagram.com/contentchecked), (www.instagram.com/migrainechecked) and (www.instagram.com/sugarchecked); or YouTube (www.youtube.com/channel/UCMihoaZILlRZ2C3hmx5vXhQ).

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, the Company’s Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contacts:

Investor Relations

Christine J. Petraglia

Managing Director, Investor Relations

PCG Advisory Group

535 5th Avenue, 24th Floor

New York, NY 10017

646-731-9817

www.pcgadvisory.com

Content Checked Holdings, Inc.

Victoria Nunez

Director of Business Development

8730 Sunset Blvd., Suite 240

West Hollywood, CA 90069

424-205-1777

www.contentchecked.com